Exhibit 3.1

AMENDMENT NO. 1 TO THE

AMENDED AND RESTATED BY-LAWS

OF

SCULPTOR CAPITAL MANAGEMENT, INC.,

a Delaware corporation

THIS AMENDMENT NO. 1 TO THE AMENDED AND RESTATED BY-LAWS of Sculptor Capital Management, Inc., a Delaware corporation (the “Bylaws”), is made as of this 23rd day of July, 2023. Capitalized terms used but not defined herein shall have the meaning given to such terms in the Bylaws.

1.	The Bylaws are hereby amended to add a new Article X immediately following Article IX which shall read as follows:

“ARTICLE X

FORUM SELECTION

Unless the Corporation consents in writing to the selection of an alternative forum, (a) the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of the Corporation, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, stockholder, employee or agent of the Corporation to the Corporation or to the Corporation’s stockholders, (iii) any action, suit or proceeding asserting a claim against the Corporation or any current or former director, officer, stockholder, employee or agent of the Corporation arising out of or relating to any provision of the DGCL or the Certificate of Incorporation or these bylaws (as either may be amended from time to time) or (iv) any action, suit or proceeding asserting a claim against the Corporation or any current or former director, officer, stockholder, employee or agent of the Corporation governed by the internal affairs doctrine; and (b) the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause or causes of action arising under the Securities Act, including all causes of action asserted against any defendant to such complaint. If any action the subject matter of which is within the scope of clause (a) of the immediately preceding sentence is filed in a court other than the courts in the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (x) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of clause (a) of the immediately preceding sentence and (y) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article X. This provision is intended to benefit and may be enforced by the Corporation, its directors, officers, stockholders, employees, agents, the underwriters to any offering giving rise to such complaint, and any other professional or entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering.

For the avoidance of doubt, nothing contained in this Article X shall apply to any action brought to enforce a duty or liability created by the Exchange Act.”

2.	Except as specifically amended herein, the Bylaws of the Corporation shall remain unchanged and in full force and effect.

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